Exhibit 4.1

Telenet BidCo NV (the Company)

Telenet Group Holding N.V. (TGH)

For the attention of Renaat Berckmoes

19 November 2007

Dear Sirs,

We refer to the €2,300,000,000 credit facilities agreement originally dated 1 August 2007 and as amended and restated by supplemental agreements dated 22 August 2007, 11 September 2007 and 8 October 2007 between, among others, the Company and BNP Paribas S.A as Facility Agent (the Credit Agreement).

Terms defined or construed in the Credit Agreement and not otherwise defined or construed in this letter shall have the meaning and construction given to them in the Credit Agreement.

1.                                       This letter is supplemental to and amends the Credit Agreement.

2.                                       This letter and the Credit Agreement, as amended by this letter is a Finance Document.

3.                                       Subject to the terms of this letter, the Credit Agreement will remain in full force and the Credit Agreement and this letter will be read and construed as one document.

4.                                       The Majority Term Loan B2 Facility Lenders have consented to the amendment to the Credit Agreement contemplated by paragraph 6(a) below and the Majority Term Loan C Facility Lenders have consented to the amendment to the Credit Agreement contemplated by paragraph 6(b) below. Accordingly, the Facility Agent is authorised to execute this Agreement on behalf of the Finance Parties.

5.                                       Subject as set out below, the Credit Agreement will be amended from the Effective Date. For the purposes of this letter, the Effective Date means 21 November 2007.

6.                                       We hereby confirm the following:

(a)                                  the Term Loan B2 Facility Margin shall be amended by replacing the number “2.25%” with the number “2.50%”; and

(b)                                 the Term Loan C Facility Margin shall be amended by replacing the number “2.25%” with the number “2.75%”.

7.             Each Obligor:

(a)                                  agrees to the amendments to the Credit Agreement as contemplated by this letter; and

(b)                                 with effect from the Effective Date, confirms that any security or guarantee created or given by it under a Finance Document will:

(i)                                     continue in full force and effect; and

(ii)                                  extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this Agreement.

8.                                       This letter (including the agreement constituted by your acknowledgement of its terms) is governed by and construed in accordance with English law.

Yours faithfully,

BNP PARIBAS S.A. (as Facility Agent)

BY:	/s/ Assad KARKABI	/s/ Thierry BONNEL
	Assad KARKABI	Thierry BONNEL
	Senior Agency Officer	Head of Agency

FORM OF ACKNOWLEDGEMENT

We acknowledge and agree with the terms of this letter.

For and on behalf of:

Company

TELENET BIDCO NV

By:	/s/ Renaat Berckmoes	/s/ Duco Sickinghe
By:	Renaat Berckmoes	Duco Sickinghe
	Chief Financial Officer	Chief Executive Officer

Original Guarantors

TELENET BIDCO NV

By:	/s/ Renaat Berckmoes	/s/ Duco Sickinghe
By:	Renaat Berckmoes	Duco Sickinghe
	Chief Financial Officer	Chief Executive Officer

TELENET NV

By:	/s/ Renaat Berckmoes	/s/ Duco Sickinghe
By:	Renaat Berckmoes	Duco Sickinghe
	Chief Financial Officer	Chief Executive Officer

UPC BELGIUM NV

By:	/s/ Renaat Berckmoes	/s/ Duco Sickinghe
By:	Renaat Berckmoes	Duco Sickinghe
	Chief Financial Officer	Chief Executive Officer